INTERCREDITOR AND LIEN SUBORDINATION AGREEMENT

among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as ABL Lender

and

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

and

LIGGETT GROUP LLC,
as Borrower

and

100 MAPLE LLC,
as Loan Party

(i)

Section 7.	NOTEHOLDER SECURED PARTIES’ PURCHASE OPTION	21

7.1	Exercise of Option	21

7.2	Purchase and Sale	22

7.3	Payment of Purchase Price	22

7.4	Representations Upon Purchase and Sale	23

7.5	Notice from ABL Lender Prior to Lien Enforcement Action	23

Section 8.	RELIANCE; WAIVERS; ETC	23

8.1	Reliance	23

8.2	No Warranties or Liability	24

8.3	No Waiver of Lien Priorities	24

Section 9.	MISCELLANEOUS	26

9.1	Conflicts	26

9.2	Continuing Nature of this Intercreditor Agreement; Severability	26

9.3	When Discharge of ABL Debt Deemed to Not Have Occurred	26

9.4	Amendments to Noteholder Documents	27

9.5	Amendments; Waivers	27

9.6	Subrogation; Marshalling	27

9.7	Consent to Jurisdiction; Waivers	27

9.8	Notices	28

9.9	Further Assurances	29

9.10	Consent to Jurisdiction; Waiver of Jury Trial	29

9.11	Governing Law	29

9.12	Binding on Successors and Assigns	29

9.13	Specific Performance	29

9.14	Section Titles; Time Periods	29

9.15	Counterparts	29

9.16	Authorization	29

9.17	No Third Party Beneficiaries	30

(ii)

INTERCREDITOR AND LIEN SUBORDINATION AGREEMENT

INTERCREDITOR AND LIEN SUBORDINATION AGREEMENT, dated as of February 12, 2013 (this “Intercreditor Agreement” as hereinafter further defined), among Wells Fargo Bank, National Association (the “ABL Lender” as hereinafter further defined), for itself and on behalf of the other ABL Secured Parties (as hereinafter defined), U.S. Bank National Association, in its capacity as collateral agent for the Noteholder Secured Parties (in such capacity, “Collateral Agent” as hereinafter further defined), Liggett Group LLC, a Delaware limited liability company, as successor to Liggett Group Inc., and 100 Maple LLC, a Delaware limited liability company (“Maple”).

WITNESSETH:

WHEREAS, Borrower and the other ABL Loan Parties (each as hereinafter defined) have entered into a secured revolving credit facility with ABL Lender as set forth in the ABL Loan Agreement (as hereinafter defined) pursuant to which ABL Lender has made and from time to time may make loans and provide other financial accommodations to Borrower and secured by the ABL Collateral (as hereinafter defined);

WHEREAS, pursuant to an Indenture dated as of February 12, 2013, among Vector Group Ltd. (the “Issuer”), certain of its direct and indirect subsidiaries (including the Borrower) (the Issuer and such subsidiaries being referred to as the “Indenture Loan Parties”) and U.S. Bank National Association, in its capacity as trustee thereunder (in such capacity, “Indenture Trustee,” as hereinafter further defined) (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the “Noteholder Agreement”), the Issuer intends to issue its 7.750% Senior Secured Notes due 2021 (including any related exchange notes and any additional notes issued pursuant to the Noteholder Agreement), in an initial aggregate principal amount of $450.0 million, which will be guaranteed by, among others, Borrower, Maple and certain other direct and indirect subsidiaries of the Issuer, and secured by certain security interests in and pledges of certain assets and properties, including assets and properties of the Indenture Loan Parties;

WHEREAS, ABL Lender, on its own behalf and on behalf of the other ABL Secured Parties, and Collateral Agent, on its own behalf and on behalf of the Noteholder Secured Parties, desire to enter into this Intercreditor Agreement to (i) confirm the relative priority of the security interests of ABL Secured Parties and Noteholder Secured Parties in the ABL Collateral, (ii) provide for the orderly sharing among them, in accordance with such priorities, of proceeds of such ABL Collateral upon any foreclosure thereon or other disposition thereof and (iii) address related matters;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. DEFINITIONS; INTERPRETATION.

1.1  Definitions. As used in this Intercreditor Agreement, the following terms have the meanings specified below:

“ABL Collateral” shall mean any and all of the assets and properties of the ABL Loan Parties as set forth on Schedule A hereto. All capitalized terms used on Schedule A hereto and not defined elsewhere in this Intercreditor Agreement shall have the meanings assigned to them in the ABL Loan Agreement.

“ABL Debt” shall mean all “Obligations” as such term is defined in the ABL Loan Agreement, including, without limitation, obligations, liabilities and indebtedness of every kind, nature and description owing by any ABL Loan Party to any ABL Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the ABL Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the ABL Documents or after the commencement of any case with respect to any ABL Loan Party under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“ABL Documents” shall mean, collectively, the ABL Loan Agreement and all agreements, documents and instruments at any time executed and/or delivered by any ABL Loan Party to, with or in favor of any ABL Secured Party in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the ABL Debt) in accordance with the terms of this Intercreditor Agreement.

“ABL Event of Default” shall mean any “Event of Default” as defined in the ABL Loan Agreement.

“ABL Lender” shall mean, collectively, Wells Fargo Bank, National Association and any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the ABL Debt or is otherwise party to the ABL Documents as a lender in accordance with the terms of this Intercreditor Agreement.

“ABL Loan Agreement” shall mean the Second Amended and Restated Loan and Security Agreement, dated as of February 21, 2012, by and among Borrower, the other ABL Loan Parties and ABL Lender, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the terms of this Intercreditor Agreement.

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“ABL Loan Parties” shall mean, collectively, (a) Borrowers, (b) Maple and (c) their respective successors and permitted assigns; sometimes being referred to herein individually as an “ABL Loan Party”.

“ABL Secured Parties” shall mean, collectively, (a) the ABL Lender, (b) the issuing bank or banks of letters of credit or similar instruments under the ABL Loan Agreement, (c) each other person to whom any of the ABL Debt (including ABL Debt constituting Bank Product Obligations) is owed and (d) the successors, replacements and assigns of each of the foregoing; sometimes being referred to herein individually as a “ABL Secured Party”.

“Bank Product Obligations” shall mean Cash Management Obligations and Hedging Obligations.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrowers” shall mean collectively, (a) Liggett Group LLC, a Delaware limited liability company, as successor to Liggett Group, Inc., and (b) its successors and assigns; sometimes being referred to herein individually as a “Borrower”.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

“Cash Management Obligations” shall mean, with respect to any ABL Borrower, the obligations of such ABL Borrower in connection with (a) credit cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds or overdrafts or (ii) controlled disbursement services.

“Collateral Agent” shall mean U.S. Bank National Association, in its capacity as Collateral Agent under the Noteholder Documents, and also includes any successor, replacement or agent acting on its behalf as Collateral Agent for the Noteholder Secured Parties under the Noteholder Documents.

“DIP Financing” shall have the meaning set forth in Section 6.2.

“Discharge of ABL Debt” shall mean (a) the termination or expiration of the commitments of ABL Lender and the financing arrangements provided by ABL Lender to ABL Loan Parties under the ABL Documents, (b) except to the extent otherwise provided in Sections 4.1 and 4.2, the payment in full in cash of the ABL Debt (other than (i) the ABL Debt described in clause (c) of this definition, (ii) contingent indemnification obligations as to which no claim has been made and (iii) obligations under agreements with ABL Secured Parties which continue notwithstanding the termination of the commitments and repayment of the ABL Debt described herein), and (c) payment in full in cash of cash collateral, or at ABL Lender’s option, the delivery to ABL Lender of a letter of credit payable to ABL Lender, in either case as required under the terms of the ABL Loan Agreement, in respect of letters of credit issued under the ABL Documents and Bank Product Obligations.

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“Discharge of Priority Noteholder Debt” shall mean, except to the extent otherwise provided in Sections 4.1 and 4.2, the final payment in full in cash of the Noteholder Debt.

“Discharge of Priority Debt” shall mean except to the extent otherwise provided in Sections 4.1 and 4.2, the final payment in full in cash of the First Priority Debt (other than as described in the definition of Discharge of ABL Debt).

“Excess ABL Debt” means ABL Debt which does not constitute First Priority Debt.

“First Priority Debt” means ABL Debt to the extent it constitutes Maximum Priority ABL Debt.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

“Indenture Loan Parties” has the meaning set forth in the preamble hereto.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any ABL Loan Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any ABL Loan Party or with respect to any of their respective assets, (c) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any or all of its assets or properties, (d) any liquidation, dissolution, reorganization or winding up of any ABL Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (e) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any ABL Loan Party.

“Intercreditor Agreement” shall mean this Intercreditor and Lien Subordination Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

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“Lien Enforcement Action” shall mean (a) any action by any Secured Party to foreclose on the Lien of such Person in all or a material portion of the ABL Collateral or exercise any right of repossession, levy, attachment, setoff or liquidation against all or a material portion of the ABL Collateral, (b) any action by any Secured Party to take possession of, sell or otherwise realize (judicially or non judicially) upon all or a material portion of the ABL Collateral (including, without limitation, by setoff), (c) any action by any Secured Party to facilitate the possession of, sale of or realization upon all or a material portion of the ABL Collateral including the solicitation of bids from third parties to conduct the liquidation of all or any material portion of the ABL Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling all or any material portion of the ABL Collateral, (d) the commencement by any Secured Party of any legal proceedings against or with respect to all or a material portion of the ABL Collateral to facilitate the actions described in (a) through (c) above, or (e) any action to seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of all or a material portion of the ABL Collateral, or any proceeds thereof. For the purposes hereof, (i) the notification of account debtors to make payments to ABL Lender shall constitute a Lien Enforcement Action if and only if such action is coupled with an action to take possession of all or a material portion of the ABL Collateral or the commencement of any legal proceedings or actions against or with respect to ABL Loan Parties of all or a material portion of the ABL Collateral, and (ii) a material portion of the ABL Collateral shall mean ABL Collateral having a value in excess of $10,000,000.

“Maximum Priority ABL Debt” shall mean, as of any date of determination, (a) principal of the ABL Debt (including undrawn amounts under any letters of credit issued under the ABL Documents) up to $65,000,000 in the aggregate at any one time outstanding, plus (b) any interest on such amount (and including, without limitation, any interest which would accrue and become due but for the commencement of Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), plus (c) the Maximum Priority Cash Management Obligations, plus (d) the Maximum Priority Hedging Obligations, plus (e) any fees, costs, expenses and indemnities payable under any of the ABL Documents (and including, without limitation, any fees, costs, expenses and indemnities which would accrue and become due but for the commencement of Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding) minus (f) the amount of all permanent reductions in the commitments under the ABL Documents and minus (g) the amount of all permanent repayments of ABL Debt to the extent such repayments result in a reduction of the commitments under the ABL Documents.

“Maximum Priority Cash Management Obligations” shall mean, as of any date of determination, the amount of the ABL Debt constituting Cash Management Obligations outstanding on such date, up to $5,000,000 in the aggregate at any one time outstanding.

“Maximum Priority Hedging Obligations” shall mean, as of any date of determination, the amount of the ABL Debt constituting Hedging Obligations outstanding on such date, up to $5,000,000 in the aggregate at any one time outstanding.

“Noteholder Agreement” shall mean the Indenture, dated as of February 12, 2013, by and among Vector Group, Ltd., the Indenture Loan Parties and the Noteholder Trustee, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

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“Noteholder Debt” shall mean all “Obligations” as such term is defined in the Noteholder Agreement, including, without limitation, obligations, liabilities and indebtedness of every kind, nature and description owing by any Indenture Loan Party to any Noteholder Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Noteholder Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Noteholder Documents or after the commencement of any case with respect to any Indenture Loan Party under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“Noteholder Default” shall mean any “Event of Default” as defined in the Noteholder Agreement.

“Noteholder Documents” shall mean, collectively, the Noteholder Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Indenture Loan Party to, with or in favor of any Noteholder Secured Party in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Noteholder Debt).

“Noteholder Secured Parties” shall mean, collectively, (a) the Noteholder Trustee, solely in its capacity as trustee under the Noteholder Agreement and the other Noteholder Documents, (b) each holder of any Note or Notes, solely in its capacity as such holder, and each other person to whom any of the Noteholder Debt is transferred or owed, solely in its capacity as such, (c) the Collateral Agent, and (d) the successors, replacements and assigns of each of the foregoing; sometimes being referred to herein individually as a “Noteholder Secured Party”.

“Noteholder Trustee” shall mean U.S. Bank National Association, in its capacity as trustee under the Noteholder Agreement, and also includes any successor, replacement or agent acting on its behalf as Noteholder Trustee for the Noteholder Secured Parties under the Noteholder Documents.

“Notes” shall mean any notes issued pursuant to the Noteholder Agreement, whether issued pursuant to the initial offering or subsequently, including any exchange notes and additional notes.

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“Permitted Actions” shall mean any of the following: (a) in any Insolvency or Liquidation Proceeding, filing a proof of claim or statement of interest with respect to the Noteholder Debt or Excess ABL Debt, as the case may be; (b) taking any action to preserve or protect the validity, enforceability, perfection or priority of the Liens securing the Noteholder Debt or the Excess ABL Debt, as the case may be, provided that no such action is, or could reasonably be expected to be, (i) as to any action by any Noteholder Secured Party, adverse to the Liens securing the First Priority Debt or the rights of the ABL Lender or any other ABL Secured Party to exercise remedies in respect thereof to the extent not expressly prohibited by this Agreement, (ii) as to any action by any ABL Secured Party, adverse to the Liens securing the Noteholder Debt or the rights of the Collateral Agent or any other Noteholder Secured Party to exercise remedies in respect thereof to the extent not expressly prohibited by this Intercreditor Agreement, or (iii) otherwise inconsistent with the terms of this Intercreditor Agreement, including the automatic release of Liens provided in Section 3.3; (c) filing any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Noteholder Secured Parties or the claims of the ABL Secured Parties with respect to Excess ABL Debt, including any claims secured by the ABL Collateral or otherwise making any agreements or filing any motions pertaining to the Noteholder Debt or Excess ABL Debt, in each case, to the extent not inconsistent with the terms of this Intercreditor Agreement; (d) exercising rights and remedies as unsecured creditors, as provided in Section 3.2; and (e) the enforcement by the Collateral Agent and the Noteholder Secured Parties of any of their rights and exercise any of their remedies with respect to the ABL Collateral after the termination of the Standstill Period (as defined in Section 3.1) or the enforcement by the ABL Lender or the ABL Secured Parties of any of their rights and exercise of any of their remedies with respect to the ABL Collateral after Discharge of Priority Noteholder Debt.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock company, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Pledged ABL Collateral” shall have the meaning set forth in Section 5.1(a).

“Qualified Financier” shall mean (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $500,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $500,000,000; provided that such bank is acting through a branch or agency located in the United States, and (c) a commercial finance company, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000.

“Secured Parties” shall mean, collectively, the ABL Secured Parties and the Noteholder Secured Parties.

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“Subsidiary” means any “Subsidiary” of Borrower as defined in the ABL Loan Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

1.2  Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and as to any Borrower, any Guarantor or any other ABL Loan Party shall be deemed to include a receiver, trustee or debtor-in-possession on behalf of any of such person or on behalf of any such successor or assign, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Intercreditor Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Intercreditor Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2. LIEN PRIORITIES.

2.1  Subordination. Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to the ABL Lender or the ABL Secured Parties or the Collateral Agent or the Noteholder Secured Parties and notwithstanding any provision of the UCC, or any applicable law or any provisions of the ABL Documents or the Noteholder Documents or any other circumstance whatsoever:

(a)          The Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, hereby agrees that: (i) any Lien on the ABL Collateral securing the First Priority Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the ABL Collateral securing the Noteholder Debt now or hereafter held by or for the benefit or on behalf of any Noteholder Secured Party or any agent or trustee therefor; and (ii) any Lien on the ABL Collateral securing any of the Noteholder Debt now or hereafter held by or for the benefit or on behalf of any Noteholder Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Collateral securing any First Priority Debt.

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(b)          The ABL Lender, for itself and on behalf of the other ABL Secured Parties, hereby agrees that: (i) any Lien on the ABL Collateral securing the Noteholder Debt now or hereafter held by or for the benefit or on behalf of any Noteholder Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the ABL Collateral securing the principal amount of Excess ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor; and (ii) any Lien on the ABL Collateral securing any Excess ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Collateral securing any Noteholder Debt.

2.2  Prohibition on Contesting Liens. Each of the ABL Lender, for itself and on behalf of the other ABL Secured Parties, and the Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding involving any ABL Loan Party), the perfection, priority, validity or enforceability of a Lien held by or for the benefit or on behalf of any ABL Secured Party in any ABL Collateral or by or on behalf of any Noteholder Secured Party in any ABL Collateral, as the case may be; provided that nothing in this Intercreditor Agreement shall be construed to prevent or impair the rights of any ABL Secured Party or Noteholder Secured Party to enforce this Intercreditor Agreement, including the priority of the Liens as provided in Section 2.1.

2.3  No New Liens. So long as the Discharge of Priority Debt has not occurred, none of the ABL Loan Parties shall grant any additional Liens on any assets to secure the Noteholder Debt unless it has granted, or substantially concurrently therewith shall grant, a lien on such asset to secure the ABL Debt or grant any additional Liens on any assets to secure the ABL Debt unless it has granted, or substantially concurrently therewith shall grant, a Lien on such asset to secure the Noteholder Debt, all of which Liens shall be subject to the terms of this Intercreditor Agreement. Further, the parties hereto agree that, after the Discharge of Priority Debt and so long as the Discharge of Priority Noteholder Debt has not occurred, none of the ABL Loan Parties shall grant any additional Liens on any asset to secure any Excess ABL Debt unless it has granted, or substantially concurrently therewith shall grant, a Lien on such asset to secure the Noteholder Debt. To the extent that the provisions of this Section 2.3 are not complied with for any reason, without limiting any other right or remedy available to the ABL Lender or any other ABL Secured Party or the Collateral Agent or any Noteholder Secured Party, the Collateral Agent agrees, for itself and on behalf of the other Noteholder Secured Parties, and the ABL Lender agrees, for itself and on behalf of the other ABL Secured Parties, that any amount received by or distributed to any Noteholder Secured Party or any ABL Secured Party pursuant to or as a result of any Lien granted in contravention of this Section shall be subject to Section 3 hereof.

2.4  Similar Liens and Agreements. The parties hereto agree, subject to the other provisions of this Intercreditor Agreement, upon request by the ABL Lender or the Collateral Agent, as the case may be, to advise the other from time to time of the ABL Collateral for which such party has taken steps to perfect its Liens and to identify the parties obligated under the ABL Documents or Noteholder Documents, as the case may be.

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Section 3. ENFORCEMENT.

3.1  Exercise of Rights and Remedies. (a) Until the Discharge of Priority Debt, the Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agrees that it:

(i)          will not enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff or notification of account debtors) with respect to any ABL Collateral (including the enforcement of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Collateral Agent or any other Noteholder Secured Party is a party) or commence or join with any Person (other than ABL Lender) in commencing, or filing a petition for, any action or proceeding with respect to such rights or remedies with respect to the ABL Collateral (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding); provided, however, that (A) the Collateral Agent and the Noteholder Secured Parties may take Permitted Actions, and (B) the Collateral Agent may exercise any or all of such rights or remedies after a period of 180 days has elapsed since the date on which any ABL Secured Party has commenced a Lien Enforcement Action and prior to or at the time of such exercise, the Collateral Agent shall have (1) declared the existence of a Noteholder Default, (2) demanded the repayment of all the principal amount of the Noteholder Debt and (3) notified the ABL Lender of such declaration of a Noteholder Default and demand (the “Standstill Period”); provided, further, that, notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Collateral Agent or any other Noteholder Secured Party enforce or exercise any rights or remedies with respect to any ABL Collateral, or commence or petition for any such action or proceeding (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding), at any time during which the ABL Lender or any other ABL Secured Party shall have commenced and shall be pursuing diligently a Lien Enforcement Action;

(ii)         will not contest, protest or object to any foreclosure action or proceeding brought by the ABL Lender or any other ABL Secured Party, or any other enforcement or exercise by any ABL Secured Party of any rights or remedies relating to the ABL Collateral under the ABL Documents, so long as the Liens of the Collateral Agent attach to the proceeds thereof subject to the relative priorities set forth in Section 2.1 and such actions or proceedings are being pursued in good faith in accordance with applicable law;

(iii)        subject to the Noteholder Secured Parties’ rights under Section 3.1(a)(i), will not object to the forbearance by the ABL Lender or the other ABL Secured Parties from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to any of the ABL Collateral;

(iv)        will not except for actions permitted under Sections 3.1(a)(i), take or receive any ABL Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or remedy (including any right of setoff) with respect to any ABL Collateral or in connection with any insurance policy award or any condemnation award (or deed in lieu of condemnation) relating to the ABL Collateral;

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(v)         will not object to the manner in which the ABL Lender or any other ABL Secured Party may seek to enforce or collect the ABL Debt or the Liens of such ABL Secured Party securing First Priority Debt, regardless of whether any action or failure to act by or on behalf of the ABL Lender or any other ABL Secured Party is, or could be, adverse to the interests of the Noteholder Secured Parties, and will not assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the ABL Collateral or any other rights a junior secured creditor may have under applicable law with respect to the matters described in this clause (v), provided that at all times ABL Lender is acting in good faith in accordance with applicable law; and

(vi)        will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Priority Debt, any Lien of ABL Lender securing the First Priority Debt or this Intercreditor Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Intercreditor Agreement.

(b)          After the Discharge of Priority Debt and until the Discharge of the Noteholder Debt has occurred, the ABL Lender, for itself and on behalf of the other ABL Secured Parties, with respect to Excess ABL Debt agrees that it:

(i)          will not, enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff or notification of account debtors) with respect to any ABL Collateral (including the enforcement of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the ABL Lender or any other ABL Secured Party is a party) or commence or join with any Person (other than Collateral Agent or Noteholder Secured Parties) in commencing, or filing a petition for, any action or proceeding with respect to such rights or remedies with respect to the ABL Collateral (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding); provided, however, that the ABL Lender and the ABL Secured Parties may take Permitted Actions;

(ii)         will not contest, protest or object to any foreclosure action or proceeding brought by the Collateral Agent or any other Noteholder Secured Party, or any other enforcement or exercise by any Noteholder Secured Party of any rights or remedies relating to the ABL Collateral under the Noteholder Documents, so long as the Liens of ABL Secured Parties attach to the proceeds thereof subject to the relative priorities set forth in Section 2.1 and such actions or proceedings are being pursued in good faith in accordance with applicable law;

(iii)        subject to the ABL Secured Parties’ rights under Section 3.1(b)(i), will not object to the forbearance by the Collateral Agent or the other Noteholder Secured Parties from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to any of the ABL Collateral;

(iv)        will not except for actions permitted under Sections 3.1(b)(i), take or receive any ABL Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or remedy (including any right of setoff) with respect to any ABL Collateral or in connection with any insurance policy award or any condemnation award (or deed in lieu of condemnation) relating to the ABL Collateral;

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(v)         will not object to the manner in which the Collateral Agent or any other Noteholder Secured Party may seek to enforce or collect the Noteholder Debt or the Liens of such Noteholder Secured Party securing Noteholder Debt, regardless of whether any action or failure to act by or on behalf of the Collateral Agent or any other Noteholder Secured Party is, or could be, adverse to the interests of the ABL Secured Parties with respect to the Excess ABL Debt and Liens securing such Excess ABL Debt, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the ABL Collateral or any other rights a junior secured creditor may have under applicable law with respect to the matters described in this clause (v) in each case to the extent that the ABL Collateral secures Excess ABL Debt, provided that at all times the Collateral Agent is acting in good faith in accordance with applicable law; and

(vi)        will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any Noteholder Debt or any Lien of the Collateral Agent or the Noteholder Secured Parties securing the Noteholder Debt or this Intercreditor Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Intercreditor Agreement.

3.2  Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Intercreditor Agreement, the Collateral Agent and the other Noteholder Secured Parties may exercise rights and remedies as an unsecured creditor against any ABL Loan Party in accordance with the terms of the Noteholder Documents and applicable law. For purposes hereof, the rights of an unsecured creditor do not include the rights of a creditor that holds a judgment lien to enforce such lien. Nothing in this Intercreditor Agreement shall prohibit the receipt by the Collateral Agent or any other Noteholder Secured Parties of the payments of any Noteholder Debt so long as such receipt is not the direct or indirect result of the exercise by the Collateral Agent or any other Noteholder Secured Party of foreclosure rights with respect to any ABL Collateral or other remedies as a secured creditor of any ABL Party or enforcement in contravention of this Intercreditor Agreement of any Lien held by any of them in any ABL Collateral or any other act in contravention of this Intercreditor Agreement.

3.3  Release of Liens on ABL Collateral.

(a)          Prior to Discharge of Priority Debt, if (i) in connection with any sale, lease, license, exchange, transfer or other disposition of any ABL Collateral (A) permitted under the terms of the ABL Documents (whether or not an event of default or equivalent event thereunder, and as defined therein, has occurred and is continuing) or (B) consented to or approved by ABL Lender, but in the case of (A) or (B) only if permitted under the terms of the Noteholder Documents or (ii) in connection with the exercise of the ABL Lender’s remedies in respect of the ABL Collateral provided for in Section 3.1 (provided that after giving effect to the release and application of proceeds, ABL Debt (other than Excess ABL Debt) secured by the first priority Liens on the remaining ABL Collateral remains outstanding), the ABL Lender, for itself or on behalf of any of the other ABL Secured Parties, releases any of its Liens on any part of the ABL Collateral, then effective upon the consummation of such sale, lease, license, exchange, transfer or other disposition:

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(A)         the Liens, if any, of the Collateral Agent, for itself or for the benefit of the Noteholder Secured Parties, on such ABL Collateral shall be automatically, unconditionally and simultaneously released to the same extent as the release of ABL Lender’s Liens,

(B)         the Collateral Agent, for itself or on behalf of the Noteholder Secured Parties, shall promptly upon the request of ABL Lender execute and deliver such release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as ABL Lender may require in connection with such sale or other disposition by ABL Lender, ABL Lender’s agents or any ABL Loan Party with the consent of ABL Lender to evidence and effectuate such termination and release; provided, that, any such release or UCC amendment or termination by Collateral Agent shall not extend to or otherwise affect any of the rights, if any, of Collateral Agent and Noteholder Secured Parties to the proceeds from any such sale or other disposition of ABL Collateral, and

(C)         the Collateral Agent, for itself or on behalf of the other Noteholder Secured Parties, shall be deemed to have authorized ABL Lender to file UCC amendments and terminations covering the ABL Collateral so sold or otherwise disposed of as to UCC financing statements between any ABL Loan Party and Collateral Agent or any other Noteholder Secured Party to evidence such release and termination.

(b)          After Discharge of Priority Debt but prior to Discharge of Priority Noteholder Debt, if (i) in connection with any sale, lease, license, exchange, transfer or other disposition of any ABL Collateral (A) permitted under the terms of the Noteholder Documents (whether or not an event of default or equivalent event thereunder, and as defined therein, has occurred and is continuing) or (B) consented to or approved by Noteholder Secured Parties, but in the case of (A) and (B), only if permitted under the terms of the ABL Documents, or (ii) in connection with the exercise of the Collateral Agent’s or any Noteholder Secured Party’s remedies in respect of the ABL Collateral provided for in Section 3.1 (provided that after giving effect to the release and application of proceeds, Noteholder Debt secured by the Liens on the remaining ABL Collateral remain outstanding), the Collateral Agent, for itself or on behalf of any of the other Noteholder Secured Parties, releases any of its Liens on any part of the ABL Collateral, then effective upon the consummation of such sale, lease, license, exchange, transfer or other disposition:

(A)         the Liens, if any, of the ABL Lender, for itself or for the benefit of the ABL Secured Parties, on such ABL Collateral shall be automatically, unconditionally and simultaneously released to the same extent as the release of the Collateral Agent’s Liens,

(B)         the ABL Lender, for itself or on behalf of the ABL Secured Parties, shall promptly upon the request of the Collateral Agent execute and deliver such release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as the Collateral Agent may require in connection with such sale or other disposition by the Collateral Agent or any Noteholder Secured Party, or any of their agents or any ABL Loan Party with the consent of Noteholder Secured Parties to evidence and effectuate such termination and release; provided, that, any such release or UCC amendment or termination by ABL Lender shall not extend to or otherwise affect any of the rights, if any, of ABL Lender and ABL Secured Parties to the proceeds from any such sale or other disposition of ABL Collateral, and

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(C)         the ABL Lender, for itself or on behalf of the other ABL Secured Parties, shall be deemed to have authorized the Collateral Agent to file UCC amendments and terminations covering the ABL Collateral so sold or otherwise disposed of as to UCC financing statements between any ABL Loan Party and ABL Lender or any other ABL Secured Party to evidence such release and termination.

(c)          The Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, hereby irrevocably constitutes and appoints the ABL Lender and any officer or agent of the ABL Lender, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Collateral Agent or such holder, from time to time in the ABL Lender’s discretion, for the purpose of carrying out the terms of this Section 3.3(a), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 3.3(a), including any termination statements, endorsements or other instruments of transfer or release. The ABL Lender, for itself and on behalf of the other ABL Secured Parties, hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent of the Noteholder, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the ABL Lender or any ABL Secured Party for the purpose of carrying out the terms of this Section 3.3(b), to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 3.3(b), including any termination statements, endorsements or other instruments of transfer or release.

(d)          Nothing contained in this Intercreditor Agreement shall be construed to modify the obligation of ABL Lender or the Collateral Agent to act in a commercially reasonable manner in the exercise of its rights to sell, lease, license, exchange, transfer or otherwise dispose of any ABL Collateral.

3.4  Insurance and Condemnation Awards.

(a)          So long as the Discharge of Priority Debt has not occurred, the ABL Lender and the other ABL Secured Parties shall have the sole and exclusive right, subject to the rights of ABL Loan Parties under the ABL Documents, to settle and adjust claims in respect of ABL Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation in respect of the ABL Collateral. So long as the Discharge of Priority Debt has not occurred, all proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (i) first be paid to the ABL Lender for the benefit of the ABL Secured Parties to the extent required under the ABL Documents until the Priority Debt has been paid in full, (ii) second, be paid to the Collateral Agent for the benefit of the Noteholder Secured Parties to the extent required under the applicable Noteholder Documents until the Discharge of Noteholder Debt has occurred, (iii) third, be paid to the ABL Lender for the benefit of the ABL Secured Parties to the extent required under the ABL Documents until the ABL Debt has been paid in full, and (iv) fourth, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct or may otherwise be required by applicable law. Until the Discharge of Priority Debt, if the Collateral Agent or any other Noteholder Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall pay such proceeds over to the ABL Lender in accordance with the terms of Section 4.2.

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(b)          After the Discharge of Priority Debt has occurred but before the Discharge of Priority Noteholder Debt has occurred, the Collateral Agent and the other Noteholder Secured Parties shall have the sole and exclusive right, subject to the rights of ABL Loan Parties under the Noteholder Documents, to settle and adjust claims in respect of ABL Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation in respect of the ABL Collateral. After the Discharge of Priority Debt has occurred but before the Discharge of Priority Noteholder Debt has occurred, all proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (i) first be paid to the Collateral Agent for the benefit of the Noteholder Secured Parties to the extent required under the Noteholder Documents until the Noteholder Debt has been paid in full, (ii) second, be paid to the ABL Lender for the benefit of the ABL Secured Parties to the extent required under the ABL Documents until the Excess ABL Debt has been paid in full, and (iii) third, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct or may otherwise be required by applicable law. After the Discharge of Priority Debt has occurred but before the Discharge of Priority Noteholder Debt has occurred, if the ABL Lender or any other ABL Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall pay such proceeds over to the Collateral Agent in accordance with the terms of Section 4.2.

Section 4. PAYMENTS.

4.1  Application of Proceeds.

(a)          So long as the Discharge of ABL Debt has not occurred, the ABL Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such ABL Collateral upon the exercise of remedies, shall be applied in the following order of priority:

(i)          first, to the ABL Priority Debt (including for cash collateral as required under the ABL Documents), and in such order as specified in the relevant ABL Documents until the Discharge of Priority Debt has occurred;

(ii)         second, to the Noteholder Debt in such order as specified in the relevant Noteholder Documents until the Discharge of Priority Noteholder Debt has occurred; and

(iii)        third, to the Excess ABL Debt until the Discharge of ABL Debt has occurred.

(b)          Upon the Discharge of Priority Debt, to the extent permitted under applicable law, the ABL Lender shall deliver to the Collateral Agent, without representation or recourse, any proceeds of ABL Collateral held by it at such time in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by the Collateral Agent to the Noteholder Debt in such order as specified in the relevant Noteholder Documents.

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(c)          The foregoing provisions of this Section 4.1 are intended solely to govern the respective Lien priorities as between the Collateral Agent and the Noteholder Secured Parties, on the one hand, and the ABL Lender and the other ABL Secured Parties, on the other hand, and shall not impose on ABL Lender or any other ABL Secured Party or on Collateral Agent or any other Noteholder Secured Party any obligations in respect of the disposition of proceeds of foreclosure on any ABL Collateral which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.

4.2  Payments Over. So long as the Discharge of Priority Debt has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any ABL Loan Party, the Collateral Agent agrees, for itself and on behalf of the other Noteholder Secured Parties, that any ABL Collateral or proceeds from the enforcement of remedies with respect to the ABL Collateral (including any right of set-off) with respect to the ABL Collateral, and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to ABL Collateral, shall be segregated and held in trust and promptly transferred or paid over to the ABL Lender for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct. After the Discharge of Priority Debt has occurred but before the Discharge of Priority Noteholder Debt has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any ABL Loan Party, the ABL Lender agrees, for itself and on behalf of the other ABL Secured Parties, that any ABL Collateral or proceeds from the enforcement of remedies with respect to the ABL Collateral or payment with respect thereto received by the ABL Lender or any other ABL Secured Party (including any right of set-off) with respect to the ABL Collateral, and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to ABL Collateral, shall be segregated and held in trust and promptly transferred or paid over to the Collateral Agent for the benefit of the Noteholder Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct. The ABL Lender or the Collateral Agent, as applicable, is hereby authorized to make any such endorsements or assignments as agent for the other. This authorization is coupled with an interest and is irrevocable.

Section 5. BAILEE FOR PERFECTION.

5.1  Each Lender as Bailee.

(a)          Each of ABL Lender and Collateral Agent (each, for purposes of this Section 5, an “Agent”) agrees to hold any ABL Collateral that can be perfected or the priority of which can be enhanced by the possession or control of such ABL Collateral or of any account in which such ABL Collateral is held, and if such ABL Collateral or any such account is in fact in the possession or under the control of an Agent, or of agents or bailees of such Agent (such ABL Collateral being referred to herein as the “Pledged ABL Collateral”), as bailee and agent for and on behalf of the other Agent solely for the purpose of perfecting the Lien granted to the other Agent in such Pledged ABL Collateral or enhancing the priority of such Lien (including, but not limited to, any securities or any deposit accounts or securities accounts, if any) pursuant to the ABL Documents or Noteholder Documents, as applicable, subject to the terms and conditions of this Section 5.

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(b)          Until the Discharge of Priority Debt has occurred, the ABL Lender shall be entitled to deal with the Pledged ABL Collateral in accordance with the terms of the ABL Documents subject to the terms of this Intercreditor Agreement and to the ABL Loan Parties’ rights under the ABL Documents.

(c)          Each of ABL Lender and Collateral Agent shall have no obligation whatsoever to the other Agent or any other Secured Party to assure that the Pledged ABL Collateral is genuine or owned by any of the ABL Loan Parties or to preserve rights or benefits of any Person except as expressly set forth in this Section 5. The duties or responsibilities of each of ABL Lender and Collateral Agent under this Section 5 shall be limited solely to holding the Pledged ABL Collateral as bailee and agent for and on behalf of the other Agent for purposes of perfecting or enhancing the priority of the Lien held by the other Agent.

(d)          Each of ABL Lender and Collateral Agent shall not have by reason of the ABL Documents, the Noteholder Documents or this Intercreditor Agreement or any other document a fiduciary relationship in respect of the other Agent or any of the other Secured Parties and shall not have any liability to the other Agent or any other Secured Party in connection with its holding the Pledged ABL Collateral, other than for its gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction.

5.2  Transfer of Pledged ABL Collateral. Upon the Discharge of Priority Debt, to the extent permitted under applicable law, the ABL Lender shall, without recourse or warranty, transfer the possession and control of the Pledged ABL Collateral, if any, then in its possession or control to Collateral Agent, except in the event and to the extent (a) the ABL Lender or any other ABL Secured Party has retained or otherwise acquired such ABL Collateral in full or partial satisfaction of any of the ABL Debt, (b) such ABL Collateral is sold or otherwise disposed of by the ABL Lender or any other ABL Secured Party or by a ABL Loan Party as provided herein or (c) it is otherwise required by any order of any court or other governmental authority or applicable law. The foregoing provision shall not impose on the ABL Lender or any other ABL Secured Party any obligations which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law. In connection with any transfer described herein to Collateral Agent, the Agent agrees to take reasonable actions in its power (with all costs and expenses in connection therewith to be for the account of the Collateral Agent and to be paid by Borrowers) as shall be reasonably requested by the Collateral Agent to permit the Collateral Agent to obtain, for the benefit of the Noteholder Secured Parties, a first priority Lien in the Pledged ABL Collateral.

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Section 6. INSOLVENCY OR LIQUIDATION PROCEEDINGS.

6.1  General Applicability. This Intercreditor Agreement shall be applicable both before and after the institution of any Insolvency or Liquidation Proceeding involving Borrower or any other ABL Loan Party, including, without limitation, the filing of any petition by or against Borrower or any other ABL Loan Party under the Bankruptcy Code or under any other Bankruptcy Law and all converted or subsequent cases in respect thereof, and all references herein to Borrower or any ABL Loan Party shall be deemed to apply to the trustee for Borrower or such ABL Loan Party and Borrower or such ABL Loan Party as debtor-in-possession. The relative rights of the ABL Secured Parties and the Noteholder Secured Parties in or to any distributions from or in respect of any ABL Collateral or proceeds of ABL Collateral shall continue after the institution of any Insolvency or Liquidation Proceeding involving Borrower or any other ABL Loan Party, including, without limitation, the filing of any petition by or against Borrower or any other ABL Loan Party under the Bankruptcy Code or under any other Bankruptcy Law and all converted cases and subsequent cases, on the same basis as prior to the date of such institution, subject to (i) any court order approving the financing of, or use of cash collateral by, Borrower or any other ABL Loan Party as debtor-in-possession, or (ii) any other court order affecting the rights and interests of the parties hereto, in either case so long as such court order is not in conflict with this Intercreditor Agreement. This Agreement shall constitute a Subordination Agreement for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency or Liquidation Proceeding in accordance with its terms.

6.2  Bankruptcy Financing. If any ABL Loan Party becomes subject to any Insolvency or Liquidation Proceeding, until the Discharge of Priority Debt has occurred, the Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agrees that:

(a)          each Noteholder Secured Party will raise no objection to, nor support any other Person objecting to, and will be deemed to have consented to, the use of any ABL Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law or any post-petition financing, provided by any ABL Secured Party or any Qualified Financier (which agrees to be bound by Section 8 hereof) under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a “DIP Financing”), will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in Section 6.4 below and will subordinate (and will be deemed hereunder to have subordinated) the Liens granted to Noteholder Secured Parties to such DIP Financing on the same terms as such Liens are subordinated to the Liens granted to ABL Lender hereunder (and such subordination will not alter in any manner the terms of this Intercreditor Agreement), to any adequate protection provided to the ABL Secured Parties and to any “carve out” agreed to by the ABL Lender; provided that:

(i)          the ABL Lender does not oppose or object to such use of cash collateral or DIP Financing,

(ii)         the aggregate principal amount of such DIP Financing, together with the ABL Debt as of such date, does not exceed the principal component of Maximum Priority ABL Debt, and the DIP Financing is treated as ABL Debt hereunder,

(iii)        the Liens granted to the ABL Secured Parties or Qualified Financier in connection with such DIP Financing are subject to this Intercreditor Agreement and considered to be Liens of ABL Lender for purposes hereof,

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(iv)        the Collateral Agent retains a Lien on the ABL Collateral (including proceeds thereof) with the same priority as existed prior to such Insolvency or Liquidation Proceeding (except to the extent of any “carve out” agreed to by the ABL Lender),

(v)         the Collateral Agent receives replacement Liens on all assets, including post-petition assets, of any ABL Loan Party in which any of the ABL Lender obtains a replacement Lien, or which secure the DIP Financing, with the same priority relative to the Liens of ABL Lender as existed prior to such Insolvency or Liquidation Proceeding, and

(vi)        the Noteholder Secured Parties may oppose or object to such use of cash collateral or DIP Financing on the same bases as an unsecured creditor, so long as such opposition or objection is not based on the Noteholder Secured Parties’ status as secured creditors.

(b)          no Noteholder Secured Party shall, directly or indirectly, provide, or seek to provide, DIP Financing secured by Liens equal or senior in priority to the Liens on the ABL Collateral of ABL Lender, without the prior written consent of ABL Lender.

6.3  Relief from the Automatic Stay. The Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agrees that, so long as the Discharge of Priority Debt has not occurred, no Noteholder Secured Party shall, without the prior written consent of the ABL Lender, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the ABL Collateral, any proceeds thereof or any Lien securing any of the Noteholder Debt. Notwithstanding anything to the contrary set forth in this Intercreditor Agreement, no ABL Loan Party waives or shall be deemed to have waived any rights under Section 362 of the Bankruptcy Code.

6.4  Adequate Protection.

(a)          The Collateral Agent, on behalf of itself and the other Noteholder Secured Parties, agrees that none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the ABL Lender or any of the other ABL Secured Parties for adequate protection of the First Priority Debt or any adequate protection provided to the ABL Lender or other ABL Secured Parties with respect to the First Priority Debt or (ii) any objection by the ABL Lender or any of the other ABL Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection for the First Priority Debt or (iii) the payment of interest, fees, expenses or other amounts to the ABL Lender or any other ABL Secured Party with respect to the First Priority Debt under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise.

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(b)          The Collateral Agent, on behalf of itself and the other Noteholder Secured Parties, agrees that none of them shall seek or accept adequate protection with respect to the Noteholder Debt secured by Liens on the ABL Collateral without the prior written consent of the ABL Lender; except, that, the Collateral Agent, for itself or on behalf of the other Noteholder Secured Parties, or the Noteholder Secured Parties shall be permitted (i) to obtain adequate protection in the form of the benefit of additional or replacement Liens on the ABL Collateral (including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding), or additional or replacement ABL Collateral to secure the Noteholder Debt, in connection with any DIP Financing or use of cash collateral as provided for in Section 6.2 above, or in connection with any such adequate protection obtained by ABL Lender and the other ABL Secured Parties, as long as in each case, the ABL Lender is also granted such additional or replacement Liens or additional or replacement ABL Collateral and such Liens of Collateral Agent or any other Noteholder Secured Party are subordinated to the Liens securing the ABL Debt to the same extent as the Liens of Collateral Agent and the other Noteholder Secured Parties on the ABL Collateral are subordinated to the Liens of ABL Lender and the other ABL Secured Parties hereunder and (ii) to obtain adequate protection in the form of reports, notices, inspection rights and similar forms of adequate protection to the extent granted to the ABL Lender.

6.5  Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of any reorganized ABL Loan Party secured by Liens upon any property of such reorganized ABL Loan Party are distributed, pursuant to a plan of reorganization, on account of both the ABL Debt and the Noteholder Debt, then, to the extent the debt obligations distributed on account of the ABL Debt and on account of the Noteholder Debt are secured by Liens upon the same assets or property, the provisions of this Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.6  Separate Classes. Each of the parties hereto irrevocably acknowledges and agrees that (a) the claims and interests of the ABL Secured Parties and the Noteholder Secured Parties are not “substantially similar” within the meaning of Section 1122 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, (b) the grants of the Liens to secure the ABL Debt and the grants of the Liens to secure the Noteholder Debt constitute two separate and distinct grants of Liens, (c) the ABL Secured Parties’ rights in the ABL Collateral are fundamentally different from the Noteholder Secured Parties’ rights in the ABL Collateral and (d) as a result of the foregoing, among other things, the ABL Debt and the Noteholder Debt must be separately classified in any plan of reorganization proposed or adopted in any Insolvency or Liquidation Proceeding.

6.7  Asset Dispositions. Until the Discharge of Priority Debt has occurred, the Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agrees that, in the event of any Insolvency or Liquidation Proceeding, the Noteholder Secured Parties will not object or oppose (or support any Person in objecting or opposing) a motion to any sale, lease, license, exchange, transfer or other disposition of any ABL Collateral free and clear of the Liens of Collateral Agent and the other Noteholder Secured Parties or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law and shall be deemed to have consented to any such any sale, lease, license, exchange, transfer or other disposition of any ABL Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by the ABL Lender; provided, that, (a) the proceeds of such sale, lease, license, exchange, transfer or other disposition of any ABL Collateral to be applied to the ABL Debt or the Noteholder Debt are applied in accordance with Section 4.1. Nothing herein shall prevent the Collateral Agent or the Noteholder Secured Parties from taking Permitted Actions or action permitted under Section 3.2 permitted to unsecured creditors.

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6.8  Preference Issues.

(a)          If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the First Priority Debt previously made shall be rescinded for any reason whatsoever, then the First Priority Debt shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Intercreditor Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the ABL Secured Parties and the Noteholder Secured Parties provided for herein.

(b)          If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the Noteholder Debt previously made shall be rescinded for any reason whatsoever and the Discharge of Priority Debt shall, subject to (for the avoidance of doubt) the immediately preceding clause (a), have occurred, then the Noteholder Debt shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, this Intercreditor Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the Noteholder Secured Parties and any Person that holds ABL Excess Debt provided for herein solely with respect to any ABL Excess Claims and for the avoidance of doubt, not with respect to any First Priority Debt.

6.9  Certain Waivers as to Section 1111(b)(2) of Bankruptcy Code. The Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, waives any claim any Noteholder Secured Party may hereafter have against any ABL Secured Party arising out of the election by any ABL Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law. The ABL Lender, for itself and on behalf of the other ABL Secured Parties, waives any claim any ABL Secured Party may hereafter have against any Noteholder Secured Party arising out of the election by any Noteholder Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law.

6.10  Other Bankruptcy Laws. In the event that an Insolvency of Liquidation Proceeding is filed in a jurisdiction other than the United States or is governed by any Bankruptcy Law other than the Bankruptcy Code, each reference in this Intercreditor Agreement to a section of the Bankruptcy Code shall be deemed to refer to the substantially similar or corresponding provision of the Bankruptcy Law applicable to such Insolvency or Liquidation Proceeding, or in the absence of any specific similar or corresponding provision of the Bankruptcy Law, such other general Bankruptcy Law as may be applied in order to achieve substantially the same result as would be achieved under each applicable section of the Bankruptcy Code.

Section 7. NOTEHOLDER SECURED PARTIES’ PURCHASE OPTION.

7.1  Exercise of Option. On or after the occurrence and during the continuance of an ABL Event of Default and either the acceleration of all of the ABL Debt or the receipt by Collateral Agent of written notice from ABL Lender of its intention to commence a Lien Enforcement Action as provided in Section 7.5 below, the Noteholder Secured Parties shall have the option at any time within ninety (90) days of such acceleration or written notice, upon five (5) Business Days’ prior written notice by Collateral Agent to ABL Lender, to purchase all (but not less than all) of the ABL Debt from the ABL Secured Parties. Such notice from Collateral Agent to ABL Lender shall be irrevocable.

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7.2  Purchase and Sale. On the date specified by Collateral Agent in the notice referred to in Section 7.1 (which shall not be less than five (5) Business Days, nor more than twenty (20) days, after the receipt by ABL Lender of the notice from Collateral Agent of its election to exercise such option), ABL Secured Parties shall, subject to any required approval of any court or other regulatory or governmental authority then in effect (the time to obtain any such approval shall extend the proposed date of sale and purchase), if any, sell to Noteholder Secured Parties, and Noteholder Secured Parties shall purchase from ABL Secured Parties, all of the ABL Debt. Notwithstanding anything to the contrary contained herein, in connection with any such purchase and sale, ABL Secured Parties shall retain all rights under the ABL Documents to be indemnified or held harmless by ABL Loan Parties in accordance with the terms thereof.

7.3  Payment of Purchase Price.

(a)          Upon the date of such purchase and sale, Noteholder Secured Parties shall (i) pay to ABL Lender for the account of the ABL Secured Parties as the purchase price therefor the full amount of all of the ABL Debt then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses), (ii) furnish cash collateral to ABL Lender in such amounts as ABL Lender determines is reasonably necessary to secure ABL Secured Parties in connection with any issued and outstanding letters of credit issued under the ABL Documents (but not in any event in an amount greater than one hundred five (105%) percent of the aggregate undrawn face amount of such letters of credit) (ABL Lender agrees to refund this cash collateral to the Noteholder Secured Parties to the extent any letter of credit expires or is terminated or any amount is reimbursed from other sources), and (iii) agree to reimburse ABL Secured Parties for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the ABL Debt, and/or as to which ABL Secured Parties have not yet received final payment.

(b)          Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of ABL Lender as ABL Lender may designate in writing to Collateral Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by Noteholder Secured Parties to the bank account designated by ABL Lender are received in such bank account prior to 12:00 noon, New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by Noteholder Secured Parties to the bank account designated by ABL Lender are received in such bank account later than 12:00 noon, New York City time.

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7.4  Representations Upon Purchase and Sale. Such purchase shall be expressly made without representation or warranty of any kind by ABL Secured Parties as to the ABL Debt, the ABL Collateral or otherwise and without recourse to ABL Secured Parties, except that each ABL Secured Party shall represent and warrant, severally, as to it: (a) the amount of the ABL Debt being purchased from it are as reflected in the books and records of such ABL Secured Party (but without representation or warranty as to the collectibility, validity or enforceability thereof), (b) that such ABL Secured Party owns the ABL Debt being sold by it free and clear of any liens or encumbrances and (c) such ABL Secured Party has the right to assign the ABL Debt being sold by it and the assignment is duly authorized. Upon the purchase by Noteholder Secured Parties of the ABL Debt, Noteholder Secured Parties agree to indemnify and hold ABL Secured Parties harmless from and against all loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) suffered or incurred by ABL Secured Parties arising from or in any way relating to acts or omissions of Collateral Agent or any of the other Noteholder Secured Parties after the purchase. Subject to the foregoing, ABL Secured Parties shall execute and deliver such instruments of transfer and other documents as shall be necessary or desirable to fully vest title to the ABL Debt in the Noteholder Secured Parties (or their designee) and to effectively transfer all Liens securing the ABL Debt to the Noteholder Secured Parties (or their designee).

7.5  Notice from ABL Lender Prior to Lien Enforcement Action. ABL Lender agrees that it will give Collateral Agent ten (10) Business Days prior written notice of its intention to commence a Lien Enforcement Action. In the event that during such ten (10) Business Day period, Collateral Agent shall send to ABL Lender the irrevocable notice of the intention of the Noteholder Secured Parties to exercise the purchase option given by ABL Secured Parties to Noteholder Secured Parties under this Section 7, ABL Secured Parties shall not commence any foreclosure or other action to sell or otherwise realize upon the ABL Collateral, provided, that, the purchase and sale with respect to the ABL Debt provided for herein shall have closed within thirty (30) Business Days thereafter and ABL Secured Parties shall have received final payment in full of the ABL Debt as provided for herein within such thirty (30) Business Day period.

Section 8. RELIANCE; WAIVERS; ETC.

8.1  Reliance. The consent by the ABL Secured Parties to the execution and delivery of the Noteholder Documents and the grant to the Collateral Agent on behalf of the Noteholder Secured Parties of a Lien on the ABL Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the Noteholder Secured Parties to any ABL Loan Party shall be deemed to have been given and made in reliance upon this Intercreditor Agreement.

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8.2  No Warranties or Liability. The Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, acknowledges and agrees that each of the ABL Lender and the other ABL Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the ABL Documents, the ownership of any ABL Collateral or the perfection or priority of any Liens thereon. The Collateral Agent agrees, for itself and on behalf of the other Noteholder Secured Parties, that the ABL Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the ABL Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the ABL Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Collateral Agent or any of the other Noteholder Secured Parties have in the ABL Collateral or otherwise, in each case except as otherwise provided in this Intercreditor Agreement. The ABL Lender, for itself and on behalf of the ABL Secured Parties, acknowledges and agrees that neither the Collateral Agent nor any other Noteholder Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Noteholder Documents, the ownership of any ABL Collateral or the perfection of priority of any Liens thereon. The ABL Lender agrees, for itself and on behalf of the other ABL Secured Parties, that the Collateral Agent and the Noteholder Secured Parties will be entitled to manage the Noteholder Debt under the Noteholder Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Collateral Agent and the Noteholder Secured Parties may manage their Noteholder Debt without regard to any rights or interests that the ABL Lender or any of the other ABL Secured Parties have in the ABL Collateral or otherwise, in each case except as otherwise provided in this Intercreditor Agreement. Neither the ABL Lender nor any of the other ABL Secured Parties shall have any duty to the Collateral Agent or any of the other Noteholder Secured Parties, and neither the Collateral Agent or any of the other Noteholder Secured Parties shall have any duty to the ABL Lender or any of the ABL Secured Parties, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any ABL Loan Party (including the Noteholder Documents or any ABL Documents), regardless of any knowledge thereof which they may have or be charged with.

8.3  No Waiver of Lien Priorities.

(a)          No right of the ABL Lender or any of the other ABL Secured Parties or of the Collateral Agent or the Noteholder Secured Parties to enforce any provision of this Intercreditor Agreement or any of the ABL Documents or Noteholder Documents, as the case may be, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any ABL Loan Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Intercreditor Agreement, any of the ABL Documents or any of the Noteholder Documents, regardless of any knowledge thereof which the ABL Lender or any of the other ABL Secured Parties or the Collateral Agent or the Noteholder Secured Parties may have or be otherwise charged with.

(b)          Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the ABL Loan Parties under the ABL Documents and the rights of the Noteholder Secured Parties under the Noteholder Documents), the ABL Lender and any of the other ABL Secured Parties may, at any time and from time to time, without the consent of, or notice to, the Collateral Agent or any other Noteholder Secured Party, without incurring any liabilities to the Collateral Agent or any other Noteholder Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Intercreditor Agreement (even if any right of subrogation or other right or remedy of the Collateral Agent or any other Noteholder Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(i)          change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the ABL Debt or any Lien on any ABL Collateral or guaranty thereof or any liability of any ABL Loan Party, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the ABL Debt, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the ABL Lender or any of the other ABL Secured Parties, the ABL Debt or any of the ABL Documents; except that the ABL Lender and the ABL Secured Parties may not consent to any amendment, modification or waiver to the ABL Documents that:

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(A)         results in the sum of (1) the aggregate principal amount of loans outstanding under the ABL Documents, plus (2) the unused portion of the revolving commitments under the ABL Documents, plus (3) the aggregate face amount of all letters of credit issued or deemed issued and outstanding under the ABL Documents plus (4) the Cash Management Obligations plus the Hedging Obligations (in the case of each of the foregoing, as determined after giving effect to such amendment, modification or waiver) exceeding $75,000,000,

(B)         increase the “Applicable Margins” or similar component of the interest rate under the ABL Loan Agreement in a manner that would result in the total yield on the ABL Date to exceed by more than two (2%) percent per annum the total yield on the ABL Debt as in effect on the date hereof (excluding increases resulting from the accrual or payment of interest at the default rate),

(C)         modify or add any covenant or event of default under the ABL Documents that directly restricts Borrower or its subsidiaries from making payments of the Noteholder Debt that would otherwise be permitted under the ABL Documents as in effect on the date hereof,

(D)         contractually subordinate the Liens of the ABL Secured Parties to any other debt of ABL Loan Parties,

(E)         extend the stated maturity date of the Indebtedness under the ABL Loan Agreement to a date beyond the stated maturity date of the Notes (as in effect on the date hereof or as hereafter extended), or

(F)         contravene the provisions of this Intercreditor Agreement;

(ii)         until Discharge of Priority Debt, sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the ABL Collateral or any liability of any ABL Loan Party to the ABL Lender or any of the other ABL Secured Parties, or any liability incurred directly or indirectly in respect thereof in accordance with the terms hereof;

(iii)        settle or compromise any of the ABL Debt or any other liability of any ABL Loan Party or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the ABL Debt) in any manner or order, but subject however to the terms of this Intercreditor Agreement; and

(iv)        exercise or delay in or refrain from exercising any right or remedy against any ABL Loan Party or any other Person, elect any remedy and otherwise deal freely with any ABL Loan Party or any ABL Collateral and any security and any guarantor or any liability of any ABL Loan Party to any of the ABL Secured Parties or any liability incurred directly or indirectly in respect thereof, but subject however to the terms of this Intercreditor Agreement.

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(c)          Each of the Collateral Agent and the ABL Lender agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Collateral or any other similar rights a junior secured creditor may have under applicable law with respect to the ABL Collateral.

Section 9. MISCELLANEOUS.

9.1  Conflicts. In the event of any conflict between the provisions of this Intercreditor Agreement and the provisions of the ABL Documents or the Noteholder Documents, the provisions of this Intercreditor Agreement shall govern.

9.2  Continuing Nature of this Intercreditor Agreement; Severability. This Agreement shall continue to be effective until the earlier of (a) the Discharge of ABL Debt or (b) the final payment in full in cash of the Noteholder Debt and the termination and release by each Noteholder Secured Party of any Liens to secure the Noteholder Debt. This is a continuing agreement of Lien subordination and the ABL Secured Parties may continue, at any time and without notice to the Collateral Agent or any other Noteholder Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of any ABL Loan Party constituting ABL Debt in reliance hereon and the Noteholder Secured Parties may purchase Notes constituting Noteholder Debt in reliance hereon. Each of the Collateral Agent, for itself and on behalf of the Noteholder Secured Parties, and the ABL Lender, for itself and on behalf of the ABL Secured Parties, hereby waives any right it may have under applicable law to revoke this Intercreditor Agreement or any of the provisions of this Intercreditor Agreement. The terms of this Intercreditor Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Intercreditor Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.3  When Discharge of ABL Debt Deemed to Not Have Occurred. If substantially contemporaneously with the Discharge of ABL Debt, Borrower refinances indebtedness outstanding under the ABL Documents, then after written notice to Collateral Agent, (a) the indebtedness and other obligations arising pursuant to such refinancing of the then outstanding indebtedness under the ABL Documents shall automatically be treated as ABL Debt for all purposes of this Intercreditor Agreement, including for purposes of the Lien priorities and rights in respect of ABL Collateral set forth herein, provided that such indebtedness would have been a permitted modification or amendment under Section 8.3(b) hereof, (b) the credit agreement and the other loan documents evidencing such new indebtedness shall automatically be treated as the ABL Loan Agreement and the ABL Documents for all purposes of this Intercreditor Agreement and (c) the administrative agent under the new ABL Loan Agreement shall be deemed to be the ABL Lender for all purposes of this Intercreditor Agreement.

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9.4  Amendments to Noteholder Documents. Without the prior written consent of the ABL Lender, no Noteholder Document may be amended, supplemented or otherwise modified, and no new Noteholder Document may be entered into, to the extent such amendment, supplement or other modification or new document would contravene the provisions of this Intercreditor Agreement.

9.5  Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Intercreditor Agreement by the Collateral Agent or the ABL Lender shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The ABL Loan Parties shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Intercreditor Agreement except to the extent their rights or obligations are directly affected.

9.6  Subrogation; Marshalling.

(a)          The Collateral Agent agrees that no payment or distribution to any ABL Secured Party pursuant to the provisions of this Intercreditor Agreement shall entitle any Noteholder Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Priority Debt shall have occurred. Following the Discharge of Priority Debt, each the ABL Lender agrees to execute such documents, agreements, and instruments as the Collateral Agent or any Noteholder Secured Party may reasonably request to evidence the transfer by subrogation to any the Collateral Agent, for the benefit of the Noteholder Secured Parties, of an interest in the First Priority Debt resulting from payments or distributions to such ABL Secured Party by such Person, so long as all reasonable costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such ABL Secured Party are paid by such Person upon request for payment thereof.

(b)          Noteholder Secured Parties hereby waives any and all rights to have any ABL Collateral or any part thereof granted to or held by ABL Lender marshaled upon any foreclosure or other disposition of such ABL Collateral by ABL Lender or any ABL Loan Party with the consent of ABL Lender and ABL Secured Parties hereby waive any and all rights to have any ABL Collateral or any part thereof granted to or held by Collateral Agent or any other Noteholder Secured Party marshaled upon any foreclosure or other disposition of such ABL Collateral by Collateral Agent or any Noteholder Secured Party or any ABL Loan Party with the consent of Noteholder Secured Parties, in each case subject to the other terms of this Intercreditor Agreement.

9.7  Consent to Jurisdiction; Waivers. The parties hereto consent to the jurisdiction of any state or federal court located in New York, New York, and consent that all service of process may be made by registered mail directed to such party as provided in Section 9.9 below for such party. The parties hereto waive any objection to any action instituted hereunder based on forum non conveniens, and any objection to the venue of any action instituted hereunder. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Intercreditor Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

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9.8  Notices. All notices to the Noteholder Secured Parties and the ABL Secured Parties permitted or required under this Intercreditor Agreement may be sent to the Collateral Agent and the ABL Lender, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, electronically mailed or sent by courier service, facsimile transmission or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission or electronic mail or four (4) Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Collateral Agent:

U.S. Bank National Association
Global Corporate Trust Services

60 Livingstone Avenue
EP-MN-WS3C
St. Paul, Minnesota 55107-2292
Attention: Joshua A. Hahn
Facsimile No.: 651-466-7430

ABL Lender:

Wells Fargo Bank, National Association

100 Park Avenue, 14th Floor

New York, New York 10017

MAC J0149-030

Attention: Portfolio Manager - Liggett

Facsimile No.: 212-545-4283

Each ABL Loan Party:

Liggett Group LLC
100 Maple Lane
Mebane, North Carolina 27302
Attention: John Long
Facsimile No.: 919-990-3505

with a copy to:

Vector Group Ltd.

100 S.E. 2nd Street, 32nd Floor

Miami, Florida 33131

Attention: Marc Bell

Facsimile No.: 305-579-8016

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9.9  Further Assurances.

(a)          The Collateral Agent agrees that it shall, for itself and on behalf of the Noteholder Secured Parties, take such further action and shall execute and deliver to the ABL Lender such additional documents and instruments (in recordable form, if requested) as the ABL Lender may reasonably request to effectuate the terms of and the lien priorities contemplated by this Intercreditor Agreement.

(b)          The ABL Lender agrees that it shall, for itself and on behalf of the ABL Secured Parties, take such further action and shall execute and deliver to the Collateral Agent such additional documents and instruments (in recordable form, if requested) as the Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Intercreditor Agreement.

9.10  Consent to Jurisdiction; Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

9.11  Governing Law. The validity, construction and effect of this Intercreditor Agreement shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or any other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

9.12  Binding on Successors and Assigns. This Agreement shall be binding upon the ABL Lender, the other ABL Secured Parties, the Collateral Agent, the other Noteholder Secured Parties, ABL Loan Parties and their respective permitted successors and assigns.

9.13  Specific Performance. The ABL Lender or the Collateral Agent may demand specific performance of this Intercreditor Agreement. The Collateral Agent, for itself and on behalf of the Noteholder Secured Parties, and the ABL Lender, for itself and on behalf of the ABL Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the ABL Lender or the Collateral Agent, as applicable.

9.14  Section Titles; Time Periods. The section titles contained in this Intercreditor Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Intercreditor Agreement.

9.15  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document.

9.16  Authorization. By its signature, each Person executing this Intercreditor Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Intercreditor Agreement.

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9.17  No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the holders of ABL Debt and Noteholder Debt. No other Person shall have or be entitled to assert rights or benefits hereunder.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

ABL LENDER:		BORROWERS AND OTHER LOAN PARTIES:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as ABL Lender		LIGGETT GROUP LLC

By:	/s/ Andrew Rogow	By:	/s/ John R. Long
Name:	Andrew Rogow	Name:	John R. Long
Title:	Vice President	Title:	Vice President, General Counsel and Secretary

100 MAPLE LLC

		By:	/s/ John R. Long

		Name:	John R. Long
		Title:	Secretary

COLLATERAL AGENT:

U.S. BANK NATIONAL ASSOCIATION, as the Collateral Agent

By:	/s/ Joshua A. Hahn

Name:	Joshua A. Hahn
Title:	Assistant Vice President

Intercreditor & Subordination Agreement

Schedule A

To

Intercreditor and Lien Subordination Agreement

ABL Collateral

(a)  all Accounts arising from the sale or other disposition of Inventory;

(b)  all general intangibles, including, without limitation, all Intellectual Property;

(c)  all Inventory;

(d)  all Equipment;

(e)  all chattel paper (including all tangible and electronic chattel paper), in each case arising in connection with or related to, or constituting identifiable proceeds of, any of the Accounts that constitute Collateral, any Inventory or any of the other Collateral;

(f)  all instruments (including all promissory notes), in each case arising in connection with or related to, or constituting identifiable proceeds of, any of the Accounts that constitute Collateral, any Inventory or any of the other Collateral;

(g)  all documents arising in connection with or related to, or constituting identifiable proceeds of, any of the Accounts that constitute Collateral, any Inventory or any of the other Collateral;

(h)  all deposit accounts;

(i)  all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights, in each case arising in connection with or related to, or constituting identifiable proceeds of, any of the Accounts that constitute Collateral, any Inventory or any of the other Collateral;

(j)  all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables arising from the sale or other disposition of Inventory or any of the other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables arising from the sale or other disposition of Inventory or any of the other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

Sch-1

(k)  all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts), in each case arising in connection with or related to, or constituting identifiable proceeds of any Collateral and (ii) monies, credit balances, deposits and other property of Borrower now or hereafter held or received by or in transit to Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise (including, without limitation, any Cash Collateral at any time held by Lender);

(l)  all commercial tort claims, including, without limitation, those identified in the Information Certificate, in each case arising in connection with or related to, or constituting identifiable proceeds of, any of the Accounts that constitute Collateral, any Inventory or any of the other Collateral;

(m)  to the extent not otherwise described above, all Receivables arising from the sale or other disposition of Inventory or of any other Collateral;

(n)  the land, buildings, fixtures and other improvements at 100 Maple Lane, Mebane, North Carolina (the “Mebane Premises”);

(o)  all Records; and

(p)  all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

As used herein, “Collateral” shall not include (i) any of Borrower’s Real Property other than the Mebane Premises, (ii) any of Borrower’s Equipment to the extent any grant of a lien to Lender in such Equipment would be precluded by or require a consent under the terms and conditions of any purchase money or other financing of any such Equipment, whether now owned or hereafter acquired, or (iii) any proceeds of such assets and property that are excluded from Collateral.

Sch-2